Exhibit 99.1

Lee Tillman to Succeed Dennis Reilley as Chairman of the Board of Marathon Oil Corporation

HOUSTON, Jan. 30, 2019 - Marathon Oil Corporation (NYSE:MRO) announced today that Lee Tillman has been appointed by the Company’s board of directors as chairman of Marathon Oil Corporation, effective Feb. 1. Tillman will continue to serve as president and CEO, a position he’s held since 2013. He succeeds Dennis Reilley, who has elected to retire after nearly six years as chairman and more than 17 years on the Marathon Oil board of directors.

“It’s been a privilege to work with Dennis. He has served our Company and our shareholders with distinction, and has been a strong proponent in Marathon Oil’s transformational journey to a differentiated U.S. independent E&P,” said Tillman.

The Company also announced that the board has appointed Gregory Boyce as its lead independent director, effective Feb. 1. Boyce has been a director of the Company since 2008.

“Speaking on behalf of the board, we’re confident in Lee’s proven capabilities, leadership and vision for Marathon Oil. We’re pleased to announce him as our new chairman of the board,” said Boyce.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, are forward-looking statements. Words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "guidance," "intend," "may," "plan," "project," "seek," "should," "target," "will," "would," or similar words may be used to identify forward-looking statements; however, the absence of these words does not mean that the statements are not forward-looking. While the Company believes its assumptions concerning future events are reasonable, a number of factors could cause actual results to differ materially from those projected, including, but not limited to: conditions in the oil and gas industry, including supply/demand levels and the resulting impact on price; changes in expected reserve or production levels; changes in political or economic conditions in the jurisdictions in which the Company operates; risks related to the Company's hedging activities; capital available for exploration and development; drilling and operating risks; well production timing; availability of drilling rigs, materials and labor, including associated costs; difficulty in obtaining necessary approvals and permits; non-performance by third parties of contractual obligations; unforeseen hazards such as weather conditions, acts of war or terrorist acts and the government or military response thereto; cyber-attacks; changes in safety, health, environmental, tax and other regulations; other geological, operating and economic considerations; and the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s 2017 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at www.marathonoil.com. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Media Relations Contact Lee Warren: 713-296-4103 Investor Relations Contacts Guy Baber: 713-296-1892 John Reid: 713-296-4380